Exhibit 99.1

St. Jude Medical, Inc. One Lillehei Plaza St. Paul, Minnesota 55117 (651) 483.2000 www.sjm.com

Contacts:	Angela Craig Investor Relations (651) 481-7789	Kathleen Janasz Media Relations (651) 415-7042

St. Jude Medical to Expand Organizational Structure to Support Continued Growth

Seven Executives Appointed to New Roles

ST. PAUL, Minn. – Oct. 8, 2007 – St. Jude Medical, Inc. (NYSE: STJ) today announced an expanded organizational structure and the appointment of several key executives to new roles, effective Jan. 1, 2008. These organizational changes will support the Company’s continued growth and capitalize on St. Jude Medical’s management depth.

Dan Starks, Chairman, President and Chief Executive Officer of St. Jude Medical, said, “During the last four years, we have acquired six companies, established three new divisions, and approximately doubled our annual revenue. We have achieved our goal of growing at an annual average compound rate of at least 15 percent during this time.

“The expanded organizational structure announced today is part of a comprehensive program designed to double the size of St. Jude Medical again within the next five years,” continued Mr. Starks. “The new structure also enables us to continue leveraging the technology, innovation and customer synergies that exist across St. Jude Medical for the future, while preserving the decentralized operating style that has helped drive past success.”

Expanded Leadership Structure

St. Jude Medical is creating two new Group President roles. Joe McCullough, currently President, St. Jude Medical International Division, and Mike Rousseau, currently President, U.S. Division, will be promoted to these newly created roles. The U.S. and International Divisions will report to Mr. McCullough. The Cardiac Rhythm Management, Atrial Fibrillation, Cardiovascular, and Neuromodulation Divisions, will report to Mr. Rousseau. Mr. McCullough, Mr. Rousseau and Executive Vice President and Chief Financial Officer John Heinmiller will report to Mr. Starks.

Additional Senior Leadership Promotions

George Fazio, currently President, Cardiovascular Division, will become the new President of the U.S. Division, and Denis Gestin, currently President, St. Jude Medical Europe, Middle East, Africa and Canada will become the new President of the International Division. Gary Taylor, currently Vice President and General Manager of the company’s neuromodulation business internationally, will become the new President of St. Jude Medical Europe, Middle East, Africa and Canada. Amy Boyle, currently Vice President of Marketing for the International Division, will be promoted to the newly created position of Vice President of Corporate Brand and Marketing. To better align and strengthen the effectiveness of St. Jude Medical’s global customer programs, Mr. Fazio, Mr. Gestin and Ms. Boyle will report to Mr. McCullough. Mr. Taylor will report to Mr. Gestin.

Frank Callaghan, currently Vice President of Research and Development for the Atrial Fibrillation Division, will become President of the Cardiovascular Division. Mr. Callaghan joined St. Jude Medical in 2005 as part of the acquisition of Endocardial Solutions. To ensure that product portfolios and manufacturing strategies are well coordinated across the Company, Mr. Callaghan, Chris Chavez, President, Neuromodulation Division, Eric Fain, President, Cardiac Rhythm Management Division and Jane Song, President, Atrial Fibrillation Division, will report to Mr. Rousseau.

Mr. Starks said, “Each of the appointments announced today recognizes the extraordinary contributions of St. Jude Medical’s talented management team and exemplifies our focus on continuous improvement. As we continue on our path to even greater growth to the benefit of all our stakeholders, we are committed to maintaining the differentiators that have set our company apart, namely, our high level of attention to customers, quality, ethics, innovation, teamwork, continuous improvement and the appropriate treatment of people.”

About St. Jude Medical

St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. Headquartered in St. Paul, Minn., St. Jude Medical employs approximately 12,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Company’s Annual Report on Form 10-K filed on February 28, 2007 (see pages 13-20) and Quarterly Report on Form 10-Q filed on August 9, 2007 (see pages 26-29). The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.